Exhibit 23.3

April 22, 2019

To Whom It May Concern:

Dynata, LLC (“Dynata”) hereby consents to the use and disclosure in this Registration Statement on Form S-1 (as may be amended or supplemented) (the “Registration Statement”) of Safe Auto Insurance Group, Inc. (the “Company”) of (i) the information included in or derived from the 2018 and 2019 Dynata market research studies and other studies (including the 2017 Brand Awareness Survey) that have been prepared for the Company using Dynata as the source of research sample and the data collection platform (collectively, the “Studies”) and (ii) the information included in or derived from any future studies that are prepared for the Company using Dynata research sample and the Dynata data collection platform (the “Future Studies”), including but not limited to any market data presented in the Future Studies (the “Market Data”), which appear or may appear in the prospectus that forms a part of the Registration Statement (together with any preliminary prospectus and the final prospectus to be circulated among prospective investors), as well as in any related roadshow materials, any correspondence with the Securities and Exchange Commission or any other materials relating to the IPO (collectively “Disclosures”).

Dynata further agrees that in connection with such Disclosures, the Company may cite Dynata, LLC as the source of the research sample and the data collection platform.

Very truly yours,

Dynata, LLC

By:	/s/ Ashlin Quirk
Name:	Ashlin Quirk
Title:	General Counsel